Exhibit 5.1

EVgo Inc.
11835 West Olympic Boulevard

Suite 900E
Los Angeles, CA 90064

Ladies and Gentlemen:

We have acted as counsel to EVgo Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of (i) the issuance of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), and shares of preferred stock (“Preferred Shares”) of the Company from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) (a) the issuance of shares of Class A Common Stock of the Company upon the exercise of warrants issued by the Company, (b) the resale of Class A Common Stock that may be issued upon the redemption of units in EVgo OpCo, LLC (“EVgo OpCo”), together with an equal number of shares of Class B common stock, $0.0001 par value (the “Redemption”), of the Company held by certain stockholders and (c) the resale of Class A Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the issuance of 3,148,569 shares of Class A Common Stock (the “Private Placement Warrant Shares”) upon the exercise of certain outstanding warrants (the “Private Placement Warrants”);
(ii)

the issuance of 14,948,551 shares of Class A Common Stock (the “Public Warrant Shares” and, together with the Private Placement Warrant Shares, the “Warrant Shares”) upon the exercise of certain outstanding warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”);

(iii)	the resale of 3,148,569 Private Placement Warrants (the “Resale Warrants”);
(iv)	the resale of 195,800,000 shares of Class A Common Stock issued upon the Redemption (the “Redeemed Shares”); and
(v)	the resale of 4,947,717 shares of Class A Common Stock (including up to 3,148,569 Private Placement Warrant Shares) (the “Selling Stockholder Shares”).

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EVgo Inc. August 10, 2022 Page 2

All of the Resale Warrants, Redeemed Shares and Selling Stockholder Shares are being registered on behalf of certain selling securityholders of the Company (the “Selling Securityholders”). The Private Placement Warrants and the Public Warrants were issued pursuant to a Warrant Agreement, dated September 29, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Warrant Agreement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.

The shares of Class A Common Stock to be offered and sold by the Company will be legally issued, fully paid and nonassessable when both (A) the board of directors (the “Board”) of the Company (or a committee thereof) has taken all necessary corporate action to approve the issuance of and the terms of the offerings of the shares of Class A Common Stock and related matters and (B) certificates representing the shares of Class A Common Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Class A Common Stock shall have been properly issued) either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board or such officers upon payment of the consideration therefor (not less than the par value of the Class A Common Stock) provided for therein or (ii) upon conversion or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved

EVgo Inc. August 10, 2022 Page 3

by the Board, for the consideration approved by the Board (not less than the par value of the Class A Common Stock).

2.

The shares of Preferred Stock to be offered and sold by the Company will be validly issued, fully paid and non-assessable when (A) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of the series of Preferred Stock, the terms of the offering thereof and related matters, including the adoption of a resolution establishing and designating the series and fixing and determining the preferences, limitations and relative rights thereof and the filing of a statement with respect to such series with the Secretary of State of the State of Delaware (the “Certificate of Designation”) and (B) certificates representing the shares of the series of Preferred Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Preferred Stock shall have been properly issued) either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, then upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein; or (ii) upon the conversion, exchange or exercise of any other security in accordance with the terms of the security or the instrument governing the security providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than par value of the Preferred Stock).

3.

The Resale Warrants to be sold by the Selling Securityholders pursuant to the Registration Statement constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equitable or public policy principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
5.

The Redeemed Shares to be sold by the Selling Securityholders will be legally issued, fully paid and nonassessable when both (A) the Board has taken all necessary corporate action to approve the issuance of the Redeemed Shares and related matters and (B) certificates representing the Redeemed Shares have been duly executed, countersigned, registered and delivered (or non-certificated Redeemed Shares shall have been properly issued) in accordance with the amended and restated limited liability company agreement of EVgo OpCo.

EVgo Inc. August 10, 2022 Page 4

6.

The Selling Stockholder Shares have been duly authorized and are, or in the case of any Selling Stockholder Shares subject to stock warrants, when issued in accordance with their terms, validly issued, fully paid and nonassessable.

We express no opinion as to any provision of the Warrants that: (i) provides for economic remedies to the extent such provisions may constitute unlawful penalties, (ii) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (iii) restricts non-written modifications and waivers, (iv) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (v) relates to exclusivity, election or accumulation of rights or remedies, (vi) authorizes or validates conclusive or discretionary determinations, or (vii) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Our opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and, as to the Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. We do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction, domestic or foreign.

We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and the reference to Vinson & Elkins L.L.P. under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.